99¢ Only Stores® Reports Retail Sales for the Fourth Quarter Ended March 31, 2006 of $244.6 Million and a Same-Store-Sales Increase of 1.8%

CITY OF COMMERCE, Calif.--(BUSINESS WIRE)—April 7, 2006--99¢ Only Stores® (NYSE:NDN) (the "Company") reports total sales of $253.9 million for the fourth quarter ended March 31, 2006. This represents an increase of 4.6% over sales of $242.6 million for the same quarter of 2005. Retail sales for the quarter ended March 31, 2006 were $244.6 million, up 5.5% from sales of $231.9 million for the same quarter of 2005.

The Company's same-store-sales for the quarter ended March 31, 2006 increased 1.8% from the same quarter of 2005. For this period, the number of same-store-sales transactions increased slightly by 0.1%, and the average transaction size increased by 1.7%, from $9.06 to $9.22. For the quarter ended March 31, 2006, same-store-sales for non-Texas and Texas stores were 1.3% and 8.5%, respectively.

Total sales for the twelve months ended March 31, 2006 were $1,023.4 million, up 3.9% over sales of $984.8 million for the twelve months ended March 31, 2005. Total retail sales for the twelve months ended March 31, 2006 were $984.3 million, up 4.4% over sales of $943.0 million for the twelve months ended March 31, 2005. Same-store-sales for the fiscal year ended March 31, 2006 were slightly up 0.3%. For the year ended March 31, 2006, same-store-sales for non-Texas and Texas stores increased 0.1% and 3.8%, respectively.

Annual average sales per store for all stores open for over 15 months as of March 31, 2006 were $4.4 million, down from $4.6 million for all stores open for over 15 months as of March 31, 2005. This decrease was due to an increase in the number of Texas stores. Annual average Texas store sales were up from $2.1 million, based on 17 stores in Houston, to $2.3 million, based on 33 stores in the Houston and Dallas areas, for the years ended March 31, 2005 and 2006, respectively. Annual average non-Texas store sales remained the same at $4.8 million for the fiscal year ended March 31, 2006 compared to the year before.

Annual sales per estimated saleable square foot, for all stores open for over 15 months as of March 31, 2006, decreased versus all stores open for over 15 months as of March 31, 2005 from $268 to $253, respectively. Annual sales per estimated saleable square foot increased for Texas stores from $97 to $110 and decreased for non-Texas stores from $291 to $284.

During the quarter ended March 31, 2006, the Company opened three new stores. During the twelve months ended March 31, 2006, the Company opened ten new stores and closed one due to an eminent domain action. Gross and saleable retail square footage as of March 31, 2006 was 5.2 million and 4.0 million, respectively. As of March 31, 2006, the Company had 232 stores (with 164 in California, 36 in Texas, 21 in Arizona and 11 in Nevada), up 4.0% compared to 223 stores as of March 31, 2005.

Bargain Wholesale sales for the quarter ended March 31, 2006 were $9.3 million compared to $10.7 million in the same quarter of 2005. For the twelve months ended March 31, 2006, Bargain Wholesale sales were $39.1 million compared to $41.8 million for the twelve months ended March 31, 2005. Bargain Wholesale sales represented 3.6% and 3.8% of total sales for the quarter and year ended March 31, 2006, respectively.

Eric Schiffer, CEO of the Company, said, "We are pleased to achieve 1.8% positive same-store-sales for our fourth quarter ended March 31, 2006, especially in light of the Easter selling season shift. Easter fell on March 27 in 2005 and it falls on April 16 in 2006. We are also pleased that same-store-sales were positive in both our Texas and non-Texas stores, driven by a healthy increase in our average transaction size.

The Company slowed its store opening growth rate to 4% during the fiscal year ended March 31, 2006 to help allow the Company to focus on implementing operational improvements to better support its existing stores and to establish a solid platform for future growth. During our current fiscal year, we continue to focus our management team on improving overall execution while building a strong foundation to support our expansion. The Company plans to increase its store opening growth rate to approximately 10% in its current fiscal year and to raise the store opening growth rate to about 15% in the following fiscal year. Thereafter, the Company plans to continue to open stores at a rate of 15% per year as it expands into new markets across the country."

As announced last week, the Company plans to file its 10-Q reports for all four periods of 2005 ended March 31, June 30, September 30, and December 31 in April of 2006. The timing is dependent on completion of review procedures by the Company and its auditors.

99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 233 retail stores in California, Texas, Arizona and Nevada, and a wholesale division called Bargain Wholesale. 99 ¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, (a) trends affecting the financial condition or results of operations of the Company, (b) the business and growth strategies of the Company and (c) the timing of filing its Form 10-Qs for 2005. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.

Contact: 99¢ Only Stores®, City of Commerce, California, Rob Kautz, CFO, 323-881-1293